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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


                     GLOBALNET RECEIVES NASDAQ NOTIFICATION

LOMBARD, ILLINOIS, JULY 18, 2001--GLOBALNET, INC. (NASDAQ: GBNE), a leading provider of international voice, data and Internet services over a private, managed Internet Protocol (IP) network, today announced that it has requested a hearing before a Nasdaq Listing Qualifications Panel to ask for continued listing of the company's stock on the Nasdaq SmallCap Market. The request follows GlobalNet's receipt of a Nasdaq Staff Determination on July 17, 2001, indicating that the company failed to comply with the minimum $35 million market capitalization requirement for continued listing set forth in Marketplace Rule 4310(c)(2)(B)(ii), and that its securities are, therefore, subject to delisting from The Nasdaq SmallCap Market.

"We remain confident in a bright future for GlobalNet," said GlobalNet Chairman and Chief Executive Officer Robert J. Donahue. "In the second quarter, we had a positive EBITDA - earnings before interest, taxes, depreciation and amortization, exclusive of non-cash stock compensation and bad debt expense - and experienced significant revenue growth. Additionally, based on our existing backlog, the outlook for the third quarter also looks extremely positive."

Pending the outcome of the hearing, completion of the review process and further notification from Nasdaq, the Company's common stock will continue to trade on The Nasdaq SmallCap Market. However, there can be no assurance that the Panel will grant the Company's request for continued listing. In the event that the Company's securities were delisted, they would be eligible to trade on the Over the Counter Bulletin Board Market (OTC BB).

ABOUT GLOBALNET
GlobalNet, Inc. provides international voice, data and Internet services over a private IP network to international carriers and other communication service providers in the United States and Latin America. GlobalNet's state-of-the-art IP network, utilizing the convergence of voice and data networking, offers customers economical pricing, global reach and an intelligent platform that guarantees fast delivery of value-added services and applications. The company, through its facilities in the U.S. and Latin America and arrangements with affiliates worldwide, can carry traffic to more than 240 countries.

SAFE HARBOR STATEMENT
Forward-looking statements and comments in this news release are made pursuant to the safe harbor provisions of the Securities and Exchange Commission Act of 1934. Certain statements, which describe the Company's intentions, expectations or predictions, are forward-looking and are subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the impact of rapid technological and market change; general industry and market conditions and growth rates; international growth and global economic conditions, particularly in emerging markets and including interest rates and currency exchange rate fluctuations; and the impact of consolidation in the technology industry. These risks may further be discussed in periodic reports and registration statements to be filed by the company from time to time with the SEC.



For further information contact:

PERE VALLES                                 KARL PLATH
Chief Financial Officer                     The Investor Relations Company
630-652-1330                                847-296-4200
email: pvalles@gbne.net                     email: kplath@tirc.com
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Website: www.gbne.net
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